Exhibit 5.1

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

RE: REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

We have examined this Registration Statement on Form SB-2 to be filed by you with the Securities and Exchange Commission on or about April 20, 2005 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of up to 3,000,000 shares of your common stock, par value $0.01 per share (the “Shares”). The Shares are to be sold from time to time in the over-the-counter market at prevailing prices or as otherwise described in the Registration Statement. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, including the proceedings being taken in order to permit such transaction to be carried out in accordance with applicable state securities laws, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by Raser Technologies, Inc.’s Board of Directors, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever appearing in the Registration Statement, and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ WILSON SONSINI GOODRICH & ROSATI